Cardno MM&A
Shaping the Future

Cardno MM&A

534 Industrial Park Road
Bluefield, VA 24605
USA

Phone **+1 276 322 5467**
Fax +1 276 322 5460
www.cardno.com

www.cardnomma.com

CONSENT OF CARDNO MM&A

We hereby consent to the incorporation by reference in Cliffs Natural Resources Inc.'s (the "Company") Registration Statement on Form S-3 and related prospectus, and any amendments and supplements thereto (the "Registration Statement"), of any reserve estimates and other analyses performed by us in our capacity as an independent consultant to the Company. We also consent to all references to us in the prospectus contained in such Registration Statement, including under the heading "Experts."

CARDNO MM&A

By: /s/ Peter Lawson

Peter Lawson
Executive Vice President

Date: February 8, 2013

CLI-2073118v2